                                                               EXHIBIT 10.3(a)


                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT is made this 30th day of May, 2003 by and among Polaroid Holding Company and Polaroid Corporation, each a Delaware corporation, and John Michael Pocock (the "Executive"). Although the obligations hereunder are joint and several obligations of Polaroid Holding Company and Polaroid Corporation, the term "Polaroid" shall refer to Polaroid Holding Company, except where the context requires that it include both Polaroid Holding Company and Polaroid Corporation.

                                    AGREEMENT

In consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt of which is mutually acknowledged, Polaroid and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1.   TERM.

Polaroid will employ the Executive, and the Executive accepts such employment, under the terms of this Agreement for a term of three (3) years (the "Term") commencing March 1, 2003 (the "Effective Date") and ending at midnight on February 28, 2006. Unless either Party hereto shall have given the other 180 days prior written notice of its or his intention not to renew this Agreement, upon the expiration of the Term, and subject to such other agreements as Polaroid and the Executive may then enter into, this Agreement shall renew, in accordance with its terms, for an additional one (1) year, and, subject to that same notice period, from year to year thereafter. Any such renewal shall be considered to be part of the Term. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, as provided in
Section 4 or Section 5 below. The term "Employment Period" as used herein means the period of time between the Effective Date and the earlier of the termination of the Executive's employment hereunder or the expiration of the Term.

     2.   EMPLOYMENT.

             (a) POSITION AND REPORTING. Polaroid hereby employs the Executive for the Employment Period as its President and Chief Executive Officer on the terms and conditions set forth in this Agreement. The Executive shall report only to the Board of Directors of Polaroid (the "Board"), the Chairman of the Board, or the Chairman of such committee(s) of the Board as the Board or the Chairman of the Board shall designate.

             (b) AUTHORITY AND DUTIES. The Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are (i) reasonably associated with the Executive's position,
(ii) commensurate with the authority vested in the Executive's position pursuant to this Agreement and (iii) consistent with the By-Laws of Polaroid. During the Employment Period, the Executive shall devote his full business time, skill and efforts during normal working hours to the business of Polaroid. Notwithstanding the foregoing, the Executive may, without seeking or obtaining approval by the Board, (i) make and manage personal business investments of his choice (in the case of publicly-held corporations, such investments are not to exceed one percent (1%) of the outstanding voting stock), (ii) serve in any capacity with any civic, educational or charitable organization, or any trade association, and (iii) serve on the boards of directors of other corporations or entities, provided that the activities and service described in this sentence do not materially interfere with the performance of his duties hereunder. The Executive will, however, provide the Board with reasonable notice of his intention to accept any directorship that he does not hold on the date of this Agreement.

             (c) DIRECTORSHIP. Prior to the date of this Agreement, the Executive was appointed as a member of the Board, in accordance with Polaroid's By-Laws.

     3.   COMPENSATION AND BENEFITS.

             (a) SIGNING BONUS. Prior to the date of this Agreement, the Executive has been paid by Polaroid a non-refundable signing bonus of $100,000 (less legally required tax and other withholdings).

             (b) SALARY. During the Employment Period, Polaroid shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $600,000 per annum (the "Base Salary"), payable in arrears not less frequently than monthly in accordance with the normal payroll practices of Polaroid. The Base Salary shall be subject to review each year for possible increase by the Board, and once increased shall in no event be decreased from its then-existing level during the Employment Period.

             (c) ANNUAL BONUS. During the Employment Period, the Executive shall have the opportunity to earn an annual cash bonus (the "Annual Bonus"). The target Annual Bonus shall be equal to 55% of the Executive's then-existing Base Salary (the "Target Bonus"), contingent upon the achievement of certain corporate and/or individual performance goals established by the Board in accordance with the terms of Polaroid's incentive compensation plan for executive officers of Polaroid, as in effect from time to time. The Annual Bonus actually payable may be more or less than 55% of Base Salary depending on the terms of the bonus plan as amended from time to time by the Board and the extent to which that plan provides for payment when the goals established thereunder have been partially satisfied or exceeded. The performance goals for each calendar year shall be set by the Board after consultation with the Executive. Those goals for 2003 shall be communicated to the Executive in writing as soon as reasonably practicable after the Effective Date, but no later than June 1, 2003, and for each subsequent calendar year within the first 90 days of that calendar year thereafter, beginning with 2004. The Annual Bonus payable for any calendar year (or in the case of 2003 partial year) shall be paid within the first 75 days of the following calendar year. The Annual Bonus payable for 2003 shall be calculated as though the Executive had been employed by Polaroid from January 1, 2003 through December 31, 2003, and thus the Annual Bonus for 2003 shall not be pro rated in any way unless Section 5(a)(iii) applies.

             (d) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to participate in all of the compensation, incentive and benefit plans, programs and arrangements in effect from time to time during the Employment Period that are generally available to senior executives of Polaroid, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. With respect to long-term incentive compensation plans, the Executive shall participate in all such plans applicable to senior executive of Polaroid and commensurate with his position as President and Chief Executive Officer of Polaroid, as such plans are implemented and amended by Polaroid from time to time. In addition, during the Employment Period, the Executive shall immediately be entitled to a minimum 4-weeks paid vacation per calendar year, including 2003, and all those fringe benefits and perquisite arrangements generally applicable to senior executives of Polaroid, including, but not limited to, a $5,000 annual financial counseling allowance.

             (e) BUSINESS AND LEGAL EXPENSES. During the Employment Period, Polaroid shall reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with Polaroid's policies. In addition, Polaroid shall promptly reimburse the Executive for the actual and reasonable legal expenses incurred by him prior to or contemporaneously with the date of this Agreement, in connection with the preparation, negotiation and signing of this Agreement, to a maximum of $20,000.

             (f) EQUITY COMPENSATION.

             (i) The Executive has been granted the opportunity to purchase 70,734 restricted shares of Polaroid's common stock at a price of $0.01 per share subject to the provisions of this Agreement and the provisions of Polaroid's Restricted Stock Purchase Agreement, Polaroid's Amended and Restated Securities Holders Agreement, and Polaroid's Amended and Restated Registration Rights Agreement, copies of each of which are attached hereto as Exhibits A-1, A-2 and A-3, respectively. Together, these three (3) agreements constitute Polaroid's Restricted Stock Program. A summary of the material terms of Polaroid's Restricted Stock Program is attached as Exhibit A-4. By accepting the granted opportunity hereunder, the Executive acknowledges that he has reviewed, with such assistance of counsel or other advisers as he deemed necessary, each of the agreements listed above and agrees to be bound by them. For the avoidance of doubt, the number of restricted shares, 70,734, was determined before, and without regard to, the pending split of the Company's common stock approved by the Board at its meeting on May 21, 2003.

             (ii) Twenty-five percent (25%) of the restricted stock purchased pursuant to Section (f)(i) above shall vest on July 31, 2003. The remaining 75% shall vest in accordance with Polaroid's Restricted Stock Program at the rate of 12.5% beginning January 31, 2004 and at the end of every sixth month thereafter provided the Executive is then employed by Polaroid. The effect of vesting on the Executive's right in his restricted stock shall be governed by Polaroid's Restricted Stock Program, as in effect from time to time.

             (iii) Prior to the date of this Agreement, and in accordance with the provisions of the Restricted Stock Program, the Executive made an election to include in gross income on his 2003 federal income tax return, the excess of the value of Polaroid's common stock purchased by the Executive under Section 3(f)(i) above, determined at $1.00 per share, over the price paid by the Executive, $0.01 per share, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

             (g) TEMPORARY LIVING AND TRAVEL EXPENSES. Polaroid shall promptly reimburse the Executive for expenses actually and reasonably incurred by the Executive, including, without limitation, the cost of an apartment, use of a car and reasonable travel expenses to visit his family for the period from the Effective Date through the earlier of the date the Executive's family relocates to the Boston, Massachusetts area or August 31, 2003. If the Executive and his family do not relocate to the Boston area by August 31, 2003, the Executive and Polaroid agree to discuss, in good faith, continuing such temporary living and travel expense reimbursement beyond August 31, 2003.

             (h) RELOCATION EXPENSES. The Executive shall be entitled to be paid all reasonable and customary expenses of relocating his home and family from Texas to the Boston, Massachusetts area in accordance with the terms of Polaroid's relocation policy as currently in effect.

             (i) GROSS UP PROVISIONS. Expense reimbursements or payments under Sections 3(g) and 3(h) above shall be grossed up for applicable taxes to the extent necessary to ensure that, after payment of all required taxes with respect to such reimbursements or payments, the remaining amount of such reimbursements or payments is sufficient to discharge the expenses the Executive is entitled to have paid or reimbursed under Sections 3(g) and 3(h).

     4.   TERMINATION OF EMPLOYMENT.

             (a) TERMINATION FOR CAUSE. Polaroid may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 4(c) below, Polaroid shall have Cause to terminate the Executive's employment hereunder if such termination shall be the result of:

             (i) Willful fraud or willful dishonesty in connection with the Executive's performance hereunder that results in material economic harm to Polaroid; provided that no act will be considered "willful" unless it is done by the Executive in bad faith and without reasonable belief that the Executive's action was in the best interests of Polaroid;

             (ii) Continued failure by the Executive (after written notification from the Board is received by the Executive specifying such failure) to substantially perform his duties hereunder that results in material economic harm to Polaroid; or

             (iii) Conviction for, or plea of NOLO CONTENDERE to a charge of commission of, a felony (other than in connection with Limited Vicarious Liability) involving moral turpitude or that can reasonably be expected to cause material economic harm to Polaroid or material harm to its reputation or to materially impair the Executive's ability to perform his duties hereunder.

"Limited Vicarious Liability" shall mean any liability which is (1) based on acts of Polaroid for which the Executive is responsible solely as a result of his office(s) with Polaroid and (2) provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) he did not have a reasonable basis to believe that a law was being violated by such acts.

             (b) TERMINATION FOR GOOD REASON. The Executive shall have the right at any time during the Term to terminate his employment with Polaroid for Good Reason. For purposes of this Agreement and subject to Polaroid's opportunity to cure as provided in Section 4(c) below, the Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of any of the following without the Executive's prior written consent:

             (i) Reduction of the Executive's then-existing Base Salary or reduction of the Executive's Target Bonus to less than 55% of his then-existing Base Salary;

             (ii) Failure to elect or to reelect the Executive as a member of the Board;

             (iii) Removal of the Executive as President and Chief Executive Officer of Polaroid, or his involuntary removal as a member of the Board;

             (iv) A material diminution in the Executive's duties or responsibilities or the assignment to him of any duties or responsibilities adversely inconsistent with the Executive's position and status as President and Chief Executive Officer;

             (v) A change in the Executive's reporting relationship such that he no longer reports directly to the Board or Chairman of the Board or to the properly authorized Board Committee Chairman;

             (vi) The Executive being required to relocate to a principal place of employment more than 30 miles from Waltham, Massachusetts;

             (vii) Polaroid's failure to obtain a satisfactory agreement from any successor to all or substantially all of Polaroid's assets or business to assume and agree to perform this Agreement within 15 days after a merger, consolidation, sale or similar transaction; or

             (viii) Any material breach of this Agreement by Polaroid.

             (c) NOTICE AND OPPORTUNITY TO CURE. Notwithstanding the foregoing, it shall be a condition precedent to Polaroid's right to terminate the Executive's employment for Cause, and the Executive's right to terminate his employment for Good Reason, that (1) the Party seeking the termination shall first have given the other Party written notice stating with specificity the reason for the termination ("breach"); (2) if the Executive is terminated for Cause, Polaroid provides the Executive the written notice described in (1) at least 10 days before the Board meeting called to make such determination and the Executive and his counsel are given the opportunity to answer such grounds for termination in writing, delivered to the Chairman of the Board, before a Board vote on the existence of Cause; and (3) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching Party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the breaching Party has made and continues to make a diligent effort to effect such remedy or cure.

             (d) TERMINATION UPON DEATH OR PERMANENT AND TOTAL DISABILITY. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by Polaroid if (1) the Executive shall become eligible for long-term disability benefits as such term is defined in Polaroid's long-term disability insurance program, policy or contract as in effect from time to time for the benefit of employees of Polaroid or (2) by reason of a physical or mental impairment, the Executive is unable to substantially perform his duties hereunder for a period of six (6) consecutive months (either (1) or (2), a "Disability"). If the Employment Period is terminated by reason of a Disability, Polaroid shall give 30 days' advance written notice to that effect to the Executive. If the existence of a Disability hereunder is in dispute, it shall be resolved by two (2) licensed physicians, one appointed by the Executive and one appointed by Polaroid. If the two (2) physicians so selected cannot agree as to whether or not the Executive has a Disability, the two (2) physicians so selected shall designate a third physician and a majority of the three (3) physicians so selected shall determine whether or not the Executive has a Disability.

             (e) VOLUNTARY TERMINATION. The Executive may voluntarily terminate his employment without Good Reason (other than due to death or Disability), and such termination shall not be deemed to be a breach of this Agreement.

     5.   CONSEQUENCES OF TERMINATION.

             (a) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. In the event of termination of the Executive's employment hereunder by Polaroid without Cause (other than upon death, Disability or the expiration of the Term of this Agreement) or by the Executive for Good Reason, the Executive shall be entitled to the following severance pay and benefits described below. The term "Severance Period" as used herein shall mean the period of 24 months beginning on the date the Executive's employment is terminated hereunder under circumstances that entitle the Executive to severance pay under this Section 5.

             (i) CASH SEVERANCE PAY - severance payments, payable in cash, determined as follows:

                    (A)  If the Executive's employment is terminated under this
Section 5(a) prior to the first anniversary of the Effective Date, the Executive shall be entitled to be paid an amount equal to 200% of the Executive's then-existing Base Salary and 200% of the Executive's then-existing Target Bonus (without taking into account any reduction that would be deemed to be Good Reason under Section 4(b)(i) above), in both cases for the year of termination, payable in two (2) equal installments, one at the time of termination of employment and one on the first anniversary of that termination date; or

                    (B)  If the Executive's employment is terminated under this
Section 5(a) after the first anniversary of the Effective Date, the Executive shall be entitled to be paid an amount equal to 200% of the Executive's Base Salary (without taking into account any reduction that would be deemed to be Good Reason under Section 4(b)(i) above) for the year of termination, payable in two (2) equal installments, one at the time of termination of employment and one on the first anniversary of that termination date.

             (ii) BENEFITS CONTINUATION - continuation for the Severance Period of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination of the Executive's employment on the terms and conditions then prevailing, or, to the extent such amendments are generally applicable to senior executives of Polaroid, as such plans or arrangements may be amended from time to time thereafter; PROVIDED, HOWEVER, that Polaroid's obligation to provide such coverages shall be terminated if the Executive obtains substantially comparable coverage (on a benefit-by-benefit basis) from another employer at any time during the Severance Period. The Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical coverage in accordance with Section 4980B of the Code (or any successor provision thereto);

             (iii) BONUS PAYMENT - a pro rata portion of the Annual Bonus that would otherwise have been paid to the Executive for the year of his termination, based upon the degree to which the performance targets under Section 3(c) above were satisfied for that year. The pro rata portion will be determined by multiplying the otherwise payable Annual Bonus by a fraction, the numerator of which is the number of days that the Executive was employed by Polaroid during the year of the Executive's termination of employment (or in the case of 2003 the number of days from January 1, 2003 through the date of the Executive's termination of employment) and the denominator of which is 365. The pro rata Annual Bonus, if any, so payable, will be paid when that Annual Bonus would otherwise have been paid had the Executive remained employed; and

             (iv) OUTPLACEMENT - Polaroid will provide outplacement services to the Executive, such services to be provided by a mutually agreeable outplacement services provider, expert in the field of executive outplacement, to a maximum of $35,000.

             (b) OTHER TERMINATIONS. In the event of termination of the Executive's employment hereunder for any reason other than those specified in
Section 5(a) above, the Executive shall not be entitled to any bonus, severance pay or benefits contemplated by the foregoing, except as may otherwise be provided under any applicable benefit plans or award agreements relating to the Executive, provided that, if the Executive's employment is terminated on account of death or Disability, the Executive, or the Executive's estate, shall be entitled to be paid, in addition to the Accrued Rights described in Section 5(c) below, a pro rata portion of the Annual Bonus that would otherwise have been paid to the Executive for the year of his termination, based upon the degree to which the performance targets under
Section 3(c) above were satisfied for that year. The pro rata portion will be determined by multiplying the otherwise payable Annual Bonus by a fraction, the numerator of which is the number of days that the Executive was employed by Polaroid during the year of the Executive's termination of employment (or in the case of 2003 the number of days from January 1, 2003 through the date of the Executive's termination of employment) and the denominator of which is
365. The pro rata Annual Bonus, if any, so payable, will be paid when that Annual Bonus would otherwise have been paid had the Executive remained employed.

             (c) ACCRUED RIGHTS. Notwithstanding the foregoing provisions of this Section 5, in the event of termination of the Executive's employment hereunder for any reason, the Executive shall be entitled to (i) payment of any unpaid portion of his Base Salary through the date of his termination of employment, (ii) payment of any earned but unpaid Annual Bonus (unless such termination is for Cause), (iii) payment or reimbursement due and owing by

Polaroid in accordance with Sections 3(e), 3(f), 3(g) and 3(h) above, and
(iv) payment of or entitlement to any other accrued and vested but unpaid compensation, benefits or rights solely in accordance with the terms of any incentive compensation or employee benefit plan, program, policy or arrangement of Polaroid.

             (d) SURVIVAL. Polaroid's obligation to pay amounts under this
Section 5 on account of a termination of the Executive's employment before the end of the Term shall survive the termination of this Agreement.

             (e) MITIGATION AND OFFSETS. Following termination of the Executive's employment hereunder, the Executive shall have no duty to mitigate Polaroid's obligation, when applicable, to pay severance pay or provide benefits following such termination, and those amounts payable by Polaroid shall be subject to termination or offset only as specified in Section 5(a)(ii) above or in connection with a breach by the Executive of his obligations under Sections 6, 7, 8 and 9 below.

     6.   CONFIDENTIALITY AND INVENTIONS.

The Executive agrees that he will not at any time during the Term or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of Polaroid, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of Polaroid, its manner of operation, its plan or other material data. The provisions of this Section 6 shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 6; (ii) information disseminated by Polaroid to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, after such inquiry by the Executive as is reasonable under the circumstances, is not known by the Executive to be bound by a confidential relationship to Polaroid, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

     7.   NON-COMPETITION.

The Executive agrees that he shall not during the Employment Period and for the longer of one (1) year thereafter, or, if applicable, the Severance Period, without the approval of the Board, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any "Competitive Business" within the United States. For purposes of the foregoing, the term "Competitive Business" shall mean any of Eastman Kodak Company, Fuji Photo Film Co., Ltd., Agfa-Gevaert Group, or any of their subsidiaries, joint venturers or direct business partners. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period applicable above from acting as a passive investor where he owns not more than one percent (1%) of the issued and outstanding capital stock of any publicly-held company.

     8.   NON-SOLICITATION.

The Executive agrees that he shall not during the Employment Period and for the longer of one (1) year thereafter, or, if applicable, the Severance Period, without the prior written consent of Polaroid, directly or indirectly solicit, attempt to solicit, induce, or otherwise cause (i) any employee of Polaroid or any Polaroid affiliate (other than the Executive's personal administrative assistant) to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer by which the Executive is then employed or in which the Executive has a material interest. A general advertisement of employment opportunities with any such other employer shall not be considered direct or indirect solicitation hereunder.

     9.   NON-DISPARAGEMENT.

The Executive and Polaroid agree that during the Employment Period and for the longer of one (1) year thereafter, or, if applicable, the Severance Period, neither Party, including in Polaroid's case its directors, officers, management employees and One Equity Partners, LLC and all of its members, officers and management employees shall, except as may be compelled by law, regulation or legal process, make statements or representations or otherwise communicate, directly or indirectly, in writing or orally, nor otherwise take any action which may, directly or indirectly, disparage or be damaging to the business or reputation of the other Party, his or its affiliates or its present or former directors, shareholders, management or employees.

     10.  BREACH OF RESTRICTIVE COVENANTS.

The Parties agree that a breach or violation of Sections 6 through 9 above will result in immediate and irreparable injury and harm to Polaroid, and that Polaroid shall have, in addition to immediate forfeiture of any right to continuing severance pay, if any, and any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligation hereunder.

     11.  INDEMNIFICATION.

During the Employment Period and thereafter, Polaroid shall indemnify the Executive and hold him harmless, to the fullest extent permitted by, and subject to the limitations of, the Delaware General Corporation Law, for all claims against him by third parties by reason of his employment with Polaroid, including without limitation, all costs, charges and expenses (including attorneys' fees) whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding (other than any action, suit or proceeding brought by or in the name of Polaroid against the Executive) to which he may be made a party by reason of being or having been a director, officer or employee of Polaroid or his serving or having served any other enterprise as a director, officer or employee at the request of Polaroid. In addition, Polaroid shall maintain officers' and directors' liability insurance for the benefit of the directors and officers of Polaroid, which insurance shall cover the Executive with respect to all such costs, charges and expenses. Notwithstanding any contrary provision of the Restricted Stock Program, if federal income taxes are assessed against the Executive by reason of a determination by the Internal Revenue Service (the "IRS") that the fair market value of

Polaroid's common stock was greater than $1.00 per share when that common stock was purchased by the Executive, Polaroid shall indemnify, and hold harmless, the Executive from and against (i) the excess of the taxes so assessed over the taxes that would have been payable by the Executive had the IRS accepted the value reported on the Executive's Section 83(b) election filed in accordance with Section 3(f)(iii) above and (ii) any interest or penalties assessed against the Executive on account of that increased value. Any indemnification payments hereunder shall be grossed up for taxes to the extent required to ensure that after payment of such additional taxes, interest and penalties the Executive will be in the same economic position as he would have been if his timely
Section 83(b) election had been honored in accordance with its terms. As a condition of indemnification hereunder, the Executive shall notify Polaroid promptly, but in any case within 10 business days, of any assertion by the IRS that the value of Polaroid common stock was greater, at the time of such election, than was reported on the Executive's election under Section 83(b) of the Code. Polaroid shall have the right with respect to the determination of an increase in federal income taxes to require the Executive to appeal the assertion of any such increase, provided that Polaroid shall promptly reimburse the Executive for all expenses, including counsel and accounting fees, incurred in connection with any such proceeding. Alternatively, Polaroid may undertake any such proceeding, but only with respect to the value of Polaroid common stock and its tax effect on the Executive, and the Executive shall cooperate with Polaroid in any such proceeding.

     12.  NOTICES.

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

             (a) If to Polaroid, to:

                    Chief Legal Officer
                    Polaroid Corporation
                    1265 Main Street
                    Waltham, MA 02451

             (b) If to the Executive, to:

                    Mr. John Michael Pocock
                    President and Chief Executive Officer
                    Polaroid Corporation
                    1265 Main Street
                    Waltham, MA 02451

                    With a copy to:

                    Stewart Reifler, Esq.
                    Vedder, Price, Kaufman & Kammholz
                    805 Third Avenue
                    New York, New York 10022

or to such other address as a Party hereto shall designate to the other Party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

     13.  ARBITRATION: LEGAL FEES.

             (a) Except as provided in Section 10 above, any dispute or controversy arising under or in connection with this Agreement or the employment relationship between Polaroid and the Executive shall be settled exclusively by arbitration in Massachusetts in accordance with the rules of the American Arbitration Association then in effect, provided that the arbitrator shall be chosen by mutual agreement between the Executive and Polaroid, unless Polaroid and the Executive are unable to agree on an arbitrator, in which case each of Polaroid and the Executive shall select an arbitrator and the two (2) selected arbitrators shall select a third arbitrator who will adjudicate and resolve the dispute. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Polaroid shall reimburse the Executive for all reasonable legal fees and costs and other fees and expenses that the Executive may incur in respect of any dispute or controversy against Polaroid arising under or in connection with this Agreement; PROVIDED, HOWEVER, that Polaroid shall not reimburse any such fees, costs and expenses if (i) the arbitrator determines that an action brought by the Executive was substantially without merit or (ii) the Executive is otherwise unsuccessful on all issues arbitrated in such action.

             (b) Polaroid and the Executive agree that they will attempt, and they intend that they will and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; PROVIDED, HOWEVER, that the arbitrator shall be entitled to extend such l20-day period for an additional 120-day period. The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

             (c) Unless Polaroid has also instituted an action to obtain specific performance or similar equitable relief under Section 10 above, in an arbitration involving the existence of either Cause or Good Reason, the benefits to which the Executive is otherwise entitled under Section 5(a) shall continue so long as the Executive and his counsel are in reasonable compliance with
Section 13(b) above, subject to the Executive's obligation to repay any severance pay, bonus or outplacement payments received upon a determination by the arbitrator that Polaroid has Cause for the Executive's termination or that the Executive did not have Good Reason for his termination.

     14.  WAIVER OF BREACH.

Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either the Executive or Polaroid.

     15.  NON-ASSIGNMENT: SUCCESSORS.

Neither Party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other Party; PROVIDED, HOWEVER, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Polaroid upon any sale of all or substantially all of the assets of Polaroid, or upon any merger, consolidation or reorganization of Polaroid with or into any other corporation, all as though such successors and assigns of Polaroid and their respective successors and assigns were Polaroid; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to the Executive hereunder. As used in this Agreement, the term "Polaroid" shall be deemed to refer to any such successor or assign of Polaroid referred to in the preceding sentence.

     16.  WITHHOLDING OF TAXES.

All payments required to be made by Polaroid to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as Polaroid may reasonably determine it should withhold pursuant to any applicable law or regulation.

     17.  SEVERABILITY.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     18.  COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     19.  GOVERNING LAW.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

     20.  ENTIRE AGREEMENT.

             (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by Polaroid and the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and Polaroid with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Party against whom any such amendment or modification is to be enforced.

             (b) CONTROLLING PROVISIONS. In the event of a conflict between any provision of this Agreement and a provision of any other document, the provisions of this Agreement shall control, except that, with the exception of the vesting provisions set out in Section 3(f)(ii) and the indemnification provisions set out in Section 11, this Agreement will not be construed to alter or otherwise affect the terms of Polaroid's Restricted Stock Program, which shall be administered in accordance with its terms.

     21.  REPRESENTATIONS.

Polaroid represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

     22.  HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of May 30, 2003.


                                  Polaroid Holding Company


                                   By: /s/ J. Nasser
                                       ------------------------------

                                       Title:


                                  Polaroid Corporation


                                   By:  President/CEO
                                       ------------------------------

                                       Title:


                                       /s/ John Michael Pocock
                                   ---------------------------------
                                   John Michael Pocock